 Vellmer & Chang
Chartered Accountants*

505 - 815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info @ vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

American Media Systems Co
5190 Neil Road, Suite 430
Reno, Nevada 89502
United States of America

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our Independent Registered Public Accounting Firm's Report dated March 27, 2007 relating to the consolidated financial statements of American Media Systems Co. as at December 31, 2006 and 2005, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	VELLMER & CHANG
May 29, 2007	Chartered Accountants